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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment  Company Act of 1940 and in connection  with such notification of registration submits the following information:

Name:  Cheswold Lane Funds

Address of Principal Business Office (No. & Street, City, State Zip Code):

100 Front Street, Suite 960, West Conshohocken, PA 19428

Telephone Number (including area code):  (610) 940-5330

Name and Address of agent for service of process:

SR Services, LLC, 300 Delaware Avenue, Suite 800, Wilmington, New Castle County,
Delaware 19801

Check Appropriate Box:

     Registrant is filing a Registration  Statement  pursuant to Section 8(b) of the Investment  Company Act of 1940  concurrently  with the filing of Form N-8A:
Yes [X] No [ ]

                                   SIGNATURES

     Pursuant to the  requirements  of the  Investment  Company Act of 1940, the
Registrant has caused this notification of registration to be duly signed on its behalf in the city of West  Conshohocken  and the state of  Pennsylvania  on the
19th day of April, 2006.

                                             Signature: Cheswold Lane Funds
                                                        (Name of Registrant)

                                             By:  /s/ Eric F. Scharpf
                                                  Eric F. Scharpf
                                                  (Name of director, trustee
                                                  or officer signing on behalf
                                                  of Registrant)

                                                  Trustee
Attest:  /s/ George E. Boudreau                   (Title)
         George E. Boudreau

         Trustee
         (Title)